Exhibit 5

[Cardinal Health, Inc. Letterhead]

February 7, 2008

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Ladies and Gentlemen:

I am Senior Vice President and Associate General Counsel of Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the U.S. Securities Act of 1933, as amended (the “Act”), relating to (i) the increase of an aggregate of 2,760,000 common shares, without par value (the “Common Shares”), of the Company issuable pursuant to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005 (the “DCP”), the Cardinal Health 401(k) Savings Plan, as amended and restated effective January 1, 2006, the Cardinal Health 401(k) Savings Plan For Employees of Puerto Rico, as amended and restated effective January 1, 2005, and the Syncor International Corporation Employees’ Savings and Stock Ownership Plan, as amended and restated effective January 1, 1997 (collectively, the “Plans”), and (ii) registration of up to $40,000,000 in aggregate value of deferred compensation obligations (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the DCP.

In connection with the foregoing, I have examined: (a) the Amended and Restated Articles of Incorporation, as amended, and Restated Code of Regulations of the Company, as amended, (b) copies of the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion.

Based on such examination, I am of the opinion that: (i) the Common Shares available for issuance under the Plans, when issued, delivered and paid for in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable; and (ii) upon completion of the actions being taken or contemplated by me as Company counsel to be taken in administering the DCP, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws related to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

For purposes of the opinions given herein, I do not purport to be a member of the Bar of, or an expert on the laws of, any jurisdiction other than the State of Ohio, and I express no opinion herein as to the laws of any jurisdiction other than the laws of the State of Ohio.

I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ John M. Adams, Jr.
John M. Adams, Jr.
Senior Vice President and Associate
General Counsel